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                                 EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the registration statements (Nos. 333-25701 and 333-60611) on Form S-8 and registration statement (No. 333-70045) on Form S-3 of Digital Generation Systems, Inc. of our report dated February 15, 2001, relating to the consolidated balance sheets of Digital Generations Systems, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Digital Generation Systems, Inc.


                                    KPMG LLP


Dallas, Texas
March 29, 2001